Exhibit 99.1

       Nektar Announces Newly-Created Diabetes Group and General Manager


    SAN CARLOS, Calif.--(BUSINESS WIRE)--July 26, 2005--Nektar Therapeutics (Nasdaq:NKTR) today announced a newly-created Diabetes Group and appointed Ajay Bansal, currently the company's Chief Financial Officer (CFO), as General Manager. This newly created Group is designed to maximize Nektar's commercial opportunity for Exubera(R) (inhaled insulin) and more broadly in the diabetes field. The company is initiating a search for a new CFO to replace Bansal, who will serve as interim CFO until a replacement is found.
    As General Manager of the Diabetes Group, Bansal will drive decision making and strategy development in the organization for initiatives related to Exubera and diabetes. Ajay will be responsible for overseeing diabetes product decisions, resource allocation, partner relationships, and the profit and loss of the diabetes area for Nektar.
    "Exubera represents a tremendous opportunity for Nektar in the diabetes space. This newly created Group will help Nektar build a long-term, highly-successful franchise in inhaled insulin and in the diabetes space," said Ajit Gill, president and CEO of Nektar. "Given our experience in the development and manufacturing associated with Exubera, diabetes is clearly a key area for us, and establishing this Group will be an important step towards our transition to becoming a more products-oriented company."
    Bansal has more than 18 years of broad pharmaceutical and biotechnology experience to qualify him for this position, including: strategic planning, mergers and acquisitions, sales and marketing, post-merger integration, organizational restructuring, and new product planning. Before joining Nektar, he was with Capital One Financial Corp. Prior to Capital One, he was a partner at Mehta Partners, LLC, where he co-managed a hedge fund, provided financial and strategic advisory services to biotechnology and pharmaceutical companies, and conducted investment research for four years. In addition, Bansal has more than 10 years experience in management roles at Novartis and in health care consulting at Arthur D. Little, McKinsey & Company, Inc., and ZS Associates. Bansal joined Nektar in March 2003.
    "To assure the success of this transition, it is important that we have the right leader at the helm. Ajay's strong business acumen, strategic planning skills, ability to drive decision making, and broad experience in the biopharmaceutical industry makes him an outstanding choice to lead this important endeavor," concluded Gill.

    About Nektar

    Nektar Therapeutics enables high-value, differentiated therapeutics with its industry-leading drug delivery technologies, expertise and manufacturing capabilities. The world's top biotechnology and pharmaceutical companies are developing new and better therapeutics using Nektar's advanced technologies and know-how. Nektar also develops its own products by applying its drug delivery technologies and its expertise to existing medicines to enhance performance, such as improving efficacy, safety and compliance.

    This release contains forward-looking statements that reflect management's current views as to Nektar's business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar's reports and other filings with the SEC, including its Annual Report on Form 10-K, as amended, for the year ended December 2004 and its Quarterly Report on 10-Q for the quarter ended March 31, 2005. Actual results could differ materially from these forward-looking statements.


    CONTACT: Nektar Therapeutics
             Joyce Strand, 650-631-3138
             Jennifer Ruddock, 650-631-4954